UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 1, 2018

MVB Financial Corp.
(Exact name of registrant as specified in its charter)

West Virginia	000-50567	20-0034461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Virginia Avenue, Fairmont, WV	26554-2777
(Address of principal executive offices)	(Zip Code)

(304) 363-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sales of Equity Securities.

On November 1, 2018, MVB Financial Corp. (the “Company”) issued a total of 62,500 shares of common stock, par value $1.00 per share (“Common Stock”), upon receiving notice from a certain holder of the Company’s Convertible Subordinated Promissory Notes due 2024 (the “Notes”) of their election to convert their Notes into Common Stock. The Notes were originally issued on June 30, 2014 in an aggregate principal amount of $29,400,000 and are convertible into Common Stock based on $16 per share of Common Stock. The conversion price is subject to anti-dilution adjustments for certain events such as stock splits, reclassifications, non- cash distributions, extraordinary cash dividends, pro rata repurchases of common stock, and business combination transactions. In accordance with the terms of the Notes, a combined $16,000,000 aggregate principal amount of the Notes have been converted thus far by the converting holders, which represents approximately 54% of the original $29,400,000 aggregate principal amount of Notes. The Common Stock issued upon conversion of the Notes were issued in reliance on the exemption from registration provided by Section 3(a)(9) under the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting such exchange. The form of Note was filed as Exhibit 10.1 to the current report on Form 8-K filed by the Company on July 7, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MVB Financial Corp.
By	/s/ Larry F. Mazza
Larry F. Mazza President and Chief Executive Officer
Date:  November 1, 2018